Exhibit 10.1

Execution Version

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of January 9, 2022 (the “Agreement Date”), by and among R1 RCM Inc., a Delaware corporation (“Roadrunner”), TCP-ASC ACHI Series LLLP, a Delaware limited liability limited partnership (the “Stockholder”), and Revint Holdings, LLC, a Delaware limited liability company (“Coyote”). Each of Roadrunner, the Stockholder and Coyote are sometimes referred to as a “Party” and collectively as the “Parties”.

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Roadrunner, Project Roadrunner Parent Inc., a Delaware corporation and wholly-owned subsidiary of Roadrunner (“New Pubco”), Project Roadrunner Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of New Pubco, Coyote, CoyCo 1, L.P., a Delaware limited partnership (“CoyCo 1”), and CoyCo 2, L.P., a Delaware limited partnership (collectively with CoyCo 1, the “Sellers”), are entering into a Transaction Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the issuance of New Pubco Common Stock comprising the Consideration (the “Stock Issuance”).

B. As of the Agreement Date, the Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 139,289,200 shares of Common Stock, par value $0.01 per share, of Roadrunner (the “Common Stock”) (the “Owned Shares”) and 40,464,855 shares of Common Stock issuable upon exercise of the Warrant, dated as of February 16, 2016, by and between Roadrunner and the Stockholder (the “Warrant”), being all of the equity interests owned of record or beneficially by the Stockholder as of the Agreement Date (the Owned Shares together with any additional shares of Common Stock or other voting securities of the Company that such Stockholder may acquire record and/or beneficial ownership of after the Agreement Date, whether upon exercise of options, conversion of convertible securities or otherwise, which, for the avoidance of doubt, shall not include the shares of Common Stock issuable upon exercise of the Warrant unless, until and to the extent the Warrant is exercised in the Stockholder’s sole discretion, such Stockholder’s “Covered Shares”).

C. As a condition and inducement to the willingness of Coyote to enter into the Transaction Agreement, Coyote has required that the Stockholder enter into this Agreement and the Stockholder desires to enter into this Agreement to induce Coyote to enter into the Transaction Agreement.

D. In connection with the entry into the Transaction Agreement by the parties thereto, the Stockholder has agreed to enter into this Agreement with respect to the Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Transaction Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

1.1. “Expiration Time” shall mean the earliest to occur of (a) the time when the Requisite Vote has been obtained, (b) such time, if any, when the Transaction Agreement shall be validly terminated pursuant to Article IX thereof and (c) the Effective Time.

1.2. “Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, donation, distribution, appointment, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, donation, distribution, appointment, disposition or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a derivative arrangement with respect to any of the Covered Shares, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares or (c) the entry into any Contract, option, commitment or other undertaking (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b) above.

2. Agreement to Not Transfer the Covered Shares.

2.1. No Transfer of Covered Shares. From the Agreement Date until the Expiration Time, the Stockholder agrees not to Transfer or cause or permit the Transfer of any of the Stockholder’s Covered Shares, other than with the prior written consent of Coyote or in accordance with and subject to Section 2.2. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void ab initio and of no effect whatsoever.

2.2. Permitted Transfers. Notwithstanding anything herein to the contrary, the Stockholder may Transfer any or all Covered Shares to any Affiliate of the Stockholder only if, prior to and as a condition to effectuating any such Transfer, the transferee agrees to be bound by the terms of this Agreement and executes and delivers to Coyote a joinder to this Agreement in a form reasonably acceptable to Coyote memorializing such agreement. During the term of this Agreement, Roadrunner will not register or otherwise recognize the transfer (book-entry or otherwise) of any Covered Shares or any certificate or uncertificated interest representing any of the Stockholder’s Covered Shares, except as permitted by, and in accordance with, this Section 2.2.

3. Agreement to Vote the Covered Shares.

3.1. Voting Agreement. From the Agreement Date until the Expiration Time, at each and every meeting of Roadrunner’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), the Stockholder shall vote (including via proxy) all of the Stockholder’s Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) all of the Stockholder’s Covered Shares) (a) in favor of the approval of the Stock Issuance; (b) in favor of the Transactions, (c) in favor of any proposal to adjourn or postpone such meeting of Roadrunner’s stockholders to a later date if such adjournment or postponement is proposed in compliance with the provisions of Section 7.08 of the Transaction Agreement, or (d) against any proposal made in opposition to or in competition with the Stock Issuance and the other transactions contemplated by the Transaction Agreement (including any Conflicting Transaction, without regard to the terms of such Conflicting Transaction) (clauses (a) through (d), the “Covered Proposals”). The obligations of the Stockholder specified in this Section 3 shall apply whether or not the Merger, the Stock Issuance, the Transactions or any action described above is recommended or approved by the Board of Directors of Roadrunner (or any committee thereof) (and, for the avoidance of doubt, shall continue to apply regardless of any Change in Recommendation).

3.2. Quorum. From the Agreement Date until the Expiration Time, at each and every meeting of Roadrunner’s stockholders (and at every adjournment or postponement thereof), the Stockholder shall appear or be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

3.3. Return of Proxy. The Stockholder shall execute and deliver, within five (5) Business Days of receipt, any proxy card or voting instructions it receives that is sent to stockholders of Roadrunner soliciting proxies with respect to the Covered Proposals, which shall be voted in the manner described in Section 3.1 (with Roadrunner and Coyote to be promptly notified in writing (and provided reasonable evidence) of such execution and delivery of such proxy card or voting instructions).

3.4. Appraisal Rights. Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger or the adoption of the Transaction Agreement that it may have under applicable Law and shall not permit any such rights of appraisal or rights of dissent to be exercised with respect to any Covered Shares, in each case to the fullest extent permitted by Law.

3.5. Waiver. The Stockholder agrees (a) not to commence or participate in and (b) to take all actions necessary to opt out of any class in any class action with respect to any claim, derivative or otherwise, against Roadrunner, the Roadrunner Subsidiaries, Coyote or any of their respective controlled Affiliates relating to the negotiation, execution or delivery of this Agreement or the Transaction Agreement or the consummation of the Transactions, including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Transaction Agreement or (2) alleging a breach of any fiduciary duty of the Board of Directors of Roadrunner in connection with this Agreement, the Transaction Agreement or the Transactions.

3.6. Governmental Restraint. Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time, a Governmental Authority of competent jurisdiction enters an order restraining, enjoining or otherwise prohibiting the Stockholder or its Affiliates from taking any action that would be required pursuant to this Section 3, then (i) the applicable obligations of the Stockholder set forth in this Section 3 shall be of no force and effect for so long as such order is in effect to the extent such order restrains, enjoins or otherwise prohibits such Stockholder from taking any such action, and (ii) the Stockholder shall cause the Covered Shares not to be represented in person or by proxy at any meeting at which a vote of the Stockholder on the Covered Proposals is sought or requested.

4. New Shares. The Stockholder agrees that any Common Stock that the Stockholder purchases or with respect to which the Stockholder otherwise acquires record or beneficial ownership (including pursuant to a stock split, reverse stock split, stock dividend or distribution, or any change in Common Stock by reason of any recapitalization, reorganization, combination, reclassification, exchange of shares or similar transaction, or any exercise of the Warrant) after the Agreement Date and prior to the Expiration Time shall be Covered Shares subject to the terms and conditions of this Agreement to the same extent as if they comprised the Owned Shares.

5. No Agreement as Director or Officer. The Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of the Owned Shares. Nothing in this Agreement shall in any way, or shall require the Stockholder to attempt to, limit or affect any actions taken by any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee, designee or representative of the Stockholder to the board of directors of Roadrunner) of the Stockholder, solely in his or her capacity as a director or officer of Roadrunner (or a Roadrunner Subsidiary) or other fiduciary capacity for the Stockholder. No action taken (or omitted to be taken) in any such capacity as a director or officer (including to comply with such director’s or officer’s fiduciary obligations) shall be deemed to constitute a breach of this Agreement.

6. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Roadrunner that:

6.1. Due Authority. The Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. The Stockholder is duly organized, validly existing and in good standing in accordance with the laws of the State of Delaware, and the execution and delivery of this Agreement, the performance of the Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby, have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity (collectively, the “Enforceability Limitations”).

6.2. Ownership of the Owned Shares. (a) The Stockholder is, as of the Agreement Date, the record owner of, and has good and marketable title to, the Stockholder’s Owned Shares, free and clear of any and all Liens, other than those (i) created by this Agreement or (ii) arising under applicable securities Laws, and (b) the Stockholder has sole and full voting power over all of the Owned Shares beneficially owned by the Stockholder. The Stockholder has not entered into any agreement to Transfer any Owned Shares or the Warrant.

6.3. No Conflict; Consents.

a. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement and the compliance by the Stockholder with the provisions hereof does not and will not: (a) conflict with or violate any Laws applicable to the Stockholder, or (b) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on, any of the Covered Shares beneficially owned by the Stockholder pursuant to any Contract or obligation to which the Stockholder is a party or by which the Stockholder is subject.

b. Except as set forth in Section 5.06(b) of the Roadrunner Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

6.4. Absence of Litigation. Except as set forth in the Roadrunner SEC Reports, as of the Agreement Date, there is no legal action, investigation or proceeding pending against, or, to the Knowledge of the Stockholder, threatened against the Stockholder or any of the Stockholder’s properties or assets (including any Covered Shares) that would reasonably be expected to materially impair the ability of the Stockholder to perform its obligations hereunder.

6.5. No Other Arrangements. Other than as set forth in this Agreement, the Stockholder does not have any agreements, arrangements or understandings of any kind with any other Person (i) with respect to the Transfer or voting of the Covered Shares or the Transactions, (ii) that would conflict with, restrict, limit, violate or interfere with the performance of the Stockholder’s covenants and obligations hereunder or (iii) in connection with the transactions contemplated by the Transaction Agreement.

7. Representations and Warranties of Roadrunner. Roadrunner hereby represents and warrants to the Stockholder that:

7.1. Due Authority. Roadrunner has the full power and capacity to make, enter into and carry out the terms of this Agreement. Roadrunner is duly organized, validly existing and in good standing in accordance with the laws of the State of Delaware. The execution and delivery of this Agreement, the performance of Roadrunner’s obligations hereunder, and the consummation of the transactions contemplated hereby, have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Roadrunner and constitutes a valid and binding obligation of Roadrunner enforceable against it in accordance with its terms, subject to the Enforceability Limitations.

7.2. No Conflict; Consents.

a. The execution and delivery of this Agreement by Roadrunner does not, and the performance by Roadrunner of its obligations under this Agreement and the compliance by Roadrunner with the provisions hereof does not and will not: (a) conflict with or violate any Laws applicable to Roadrunner, or (b) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract or obligation to which Roadrunner is a party or by which Roadrunner is subject.

b. No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to Roadrunner in connection with the execution and delivery of this Agreement or the consummation by Roadrunner of the transactions contemplated hereby.

7.3. Absence of Litigation. As of the Agreement Date, there is no legal action, investigation or proceeding pending against, or, to the Knowledge of Roadrunner, threatened against Roadrunner or any of Roadrunner’s properties or assets that would reasonably be expected to materially impair the ability of Roadrunner to perform its obligations hereunder.

8. Intended Tax Treatment. The Stockholder represents that it has no binding commitment to transfer (for Tax purposes) any of the New Pubco Common Stock or other stock in New Pubco (for U.S. federal income tax purposes) that it will receive in connection with the Transactions (or any stock (for U.S. federal income tax purposes) that such New Pubco Common Stock or other stock is converted into by means of a recapitalization or similar transaction) (a “Binding Commitment”). The Stockholder further agrees not to (and to cause its Subsidiaries and Affiliates not to) enter into a Binding Commitment prior to the thirty-day anniversary of the Closing Date. The Parties acknowledge and agree that any partial repurchase of the Stockholder’s New Pubco Common Stock or other stock in New Pubco (for U.S. federal income tax purposes) in connection with a tender offer following the Closing shall not give rise to a breach of the representations, warranties, or covenants of the Stockholder set forth in this Section 8.

9. Representations and Warranties of Coyote. Coyote hereby represents and warrants to the Stockholder that:

9.1. Due Authority. Coyote has the full power and capacity to make, enter into and carry out the terms of this Agreement. Coyote is duly organized, validly existing and in good standing in accordance with the laws of the State of Delaware. The execution and delivery of this Agreement, the performance of Coyote’s obligations hereunder, and the consummation of the transactions contemplated hereby, have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Coyote and constitutes a valid and binding obligation of Coyote enforceable against it in accordance with its terms, subject to the Enforceability Limitations.

9.2. No Conflict; Consents.

a. The execution and delivery of this Agreement by Coyote does not, and the performance by Coyote of its obligations under this Agreement and the compliance by Coyote with the provisions hereof does not and will not: (a) conflict with or violate any Laws applicable to Coyote, or (b) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract or obligation to which Coyote is a party or by which Coyote is subject.

b. No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to Coyote in connection with the execution and delivery of this Agreement or the consummation by Coyote of the transactions contemplated hereby.

9.3. Absence of Litigation. As of the Agreement Date, there is no legal action, investigation or proceeding pending against, or, to the Knowledge of Coyote, threatened against Coyote or any of Coyote’s properties or assets that would reasonably be expected to materially impair the ability of Coyote to perform its obligations hereunder.

10. Miscellaneous.

10.1. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Roadrunner or Coyote any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and neither Coyote nor Roadrunner shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

10.2. Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

10.3. Amendments and Modifications; Third Party Beneficiary. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the Parties. Each of the Parties agrees that none of Section 3, this Section 10.3 or Section 10.9 may be amended or waived without the Coyote’s prior written consent.

10.4. Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand; or (iv) the Business Day following transmission, if sent via email at or after 5:00 p.m. New York time on a Business Day (provided that a copy is also sent for next Business Day delivery pursuant to clause (ii) above), in each case to the intended recipient as set forth below:

a.	if to the Stockholder, to:

c/o TowerBrook Capital Partners L.P.

65 East 55th Street, 19th Floor

New York, NY 10022

Attention: Glenn Miller

Email:      glenn.miller@towerbrook.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:  Steven A. Cohen

        Elina Tetelbaum

Email:       SACohen@wlrk.com

                  ETetelbaum@wlrk.com

b.	if to Roadrunner, to:

R1 RCM Inc.

434 W. Ascension Way; 6th Floor

Murray, UT 84123

Attention: Sean Radcliffe

Email: sradcliffe@r1rcm.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, Illinois 60654

Attention:	Richard W. Porter, P.C.
Robert M. Hayward, P.C.
Bradley C. Reed, P.C.
Email:	richard.porter@kirkland.com
robert.hayward@kirkland.com
bradley.reed@kirkland.com

c.	if to Coyote, to:

Revint Holdings, LLC

1100 Peachtree Street, Suite 1550

Atlanta, GA 30309

Attention:     Kathryn Stalmack

Email:	kathryn.stalmack@cloudmed.com

and

New Mountain Capital, L.L.C.

1633 Broadway, 48th Floor

New York, NY 10019

Attention:	Matthew Holt
Jack Qian
Email:	mholt@newmountaincapital.com
jqian@newmountaincapital.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention:	John E. Sorkin
Andrew P. Silver
Email:	john.sorkin@ropesgray.com
andrew.silver@ropesgray.com

From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 10.4.

10.5. Venue; Waiver of Jury Trial.

a. Each Party (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any federal court within the District of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or any federal court within the District of Delaware and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or Proceeding in the Court of Chancery of the State of Delaware or such Federal court. Each Party agrees that (i) this Agreement involves at least $100,000.00 and (ii) this Agreement has been entered into by the Parties in express reliance upon 6 Del. C. § 2708. Each Party agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any judgment from any such court described above may, however, be enforced by any Party in any other court in any other jurisdiction.

b. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE TRANSACTION AGREEMENT, THE FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY, THEREBY OR BY THE FINANCING COMMITMENT (INCLUDING IN ANY ACTION, PROCEEDING, SUIT OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6. Documentation and Information. The Stockholder consents to and authorizes the publication and disclosure by Roadrunner, New Pubco and Coyote of the Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Registration Statement, the Proxy Statement and any other disclosure document required in connection with the Transaction Agreement (the “Public Documents”), the Stock Issuance and the transactions contemplated by the Transaction Agreement. Roadrunner and Coyote consent to and authorize the publication and disclosure by the Stockholder of the terms of this Agreement and the Transaction Agreement (including, for the avoidance of doubt, the disclosure of this Agreement and the Transaction Agreement) in any Schedule 13D amendment filed by the Stockholder.

10.7. Further Assurances. Each Party agrees, from time to time, at the reasonable request of the other Party and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by this Agreement.

10.8. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, the Stockholder hereby authorizes Roadrunner or its counsel to notify Roadrunner’s transfer agent, and Roadrunner shall notify the transfer agent that, that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of the Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by New Pubco following the Expiration Time.

10.9. Enforcement; Exclusive Remedy; Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement without the posting of a bond or undertaking in connection with such remedy and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, and covenants in this Agreement will be construed to be cumulative and that each representation, warranty, and covenant in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof. The Parties hereby agree that the right of specific performance is an integral part of the transactions contemplated hereby and without that right, the Parties would not have entered into this Agreement. Roadrunner hereby agrees that the right of specific performance or injunctive relief pursuant to this Section 10.9 shall be its sole and exclusive remedy with respect to breaches or threatened breaches by the Stockholder in connection with this Agreement, and neither Roadrunner nor any of its Affiliates may pursue or accept any other form of relief (including monetary damages or reimbursement, whether in law or equity) that may be available for breach of this Agreement.

10.10. Entire Agreement. This Agreement and the other Transaction Agreements constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of any Party or the obligations of any Party under any other agreement between or among one or more of the Parties. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Transaction Agreement, the Warrant, the Investor Rights Agreement, dated as of February 16, 2016, by and among Roadrunner, the Stockholder and the other parties thereto, as amended, or the Registration Rights Agreement, dated as of February 16, 2016, by and between Roadrunner and the Stockholder.

10.11. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the generality of the foregoing”. When used in this Agreement, the term “or” shall be construed in the inclusive sense of “and/or”. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The Parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

10.12. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any Party without the prior written consent of both of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

10.13. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.14. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

10.15. Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Transactions, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.16. Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 10.16 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

10.17. Termination. This Agreement shall automatically terminate without further action by any of the Parties hereto and shall have no further force or effect as of the earlier to occur of (a) the Expiration Time and (b) the entry, without the prior written consent of the Stockholder, into any amendment, waiver, modification or other change to any provision of the Transaction Agreement (including any exhibits, annexes or schedules thereto) that (A) results in a change in the consideration that would be payable to any holder of equity interests in Roadrunner or changes the mix of the consideration that would be payable in respect of such equity interests or (B) is otherwise adverse in any material respect to the Stockholder; provided that the provisions of this Section 10.17 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any Party from seeking any remedies (at law or in equity) against any other Party for that Party’s breach of any of the terms of this Agreement prior to the date of termination in accordance with this Section 10.17.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

R1 RCM INC.

By:	/s/ Joseph Flanagan
Name: Joseph Flanagan
Title: Chief Executive Officer and President

Signature Page to Voting Agreement

TCP-ASC ACHI SERIES LLLP

By: TCP-ASC GP, LLC, its General Partner

By:	/s/ Glenn F. Miller
	Name:	Glenn F. Miller
	Title:	Vice President

[Signature Page to Voting Agreement]

REVINT HOLDINGS, LLC

By:	/s/ Matthew S. Holt
Name: Matthew S. Holt
Title: Vice President

[Signature Page to Voting Agreement]